     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 5, 1998

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                            MELLON BANK CORPORATION
             (Exact name of registrant as specified in its charter)

                    PENNSYLVANIA                                   25-1233834
  (State or other jurisdiction of incorporation or      (I.R.S. Employer Identification
                     organization)                                    No.)

                             ONE MELLON BANK CENTER
                                500 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15258-0001
                                 (412) 234-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                              CARL KRASIK, ESQUIRE
                    SECRETARY AND ASSOCIATE GENERAL COUNSEL
                            MELLON BANK CORPORATION
                             ONE MELLON BANK CENTER
                                500 GRANT STREET
                      PITTSBURGH, PENNSYLVANIA 15258-0001
                                 (412) 234-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                                 PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF               AMOUNT TO            OFFERING PRICE        PROPOSED MAXIMUM         AMOUNT OF
     SECURITIES TO BE REGISTERED           BE REGISTERED           PER SHARE(1)        AGGREGATE PRICE(1)    REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.50 par value (2).....      5,069,403(3)           $61.78125(4)         $313,194,054.09         $92,392.25
===============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee.
(2) Includes preferred stock rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock.
(3) Plus such indeterminate number of additional securities as may be issuable as a dividend or other distribution with respect to, or in exchange for or in replacement of, such shares of Common Stock.
(4) Calculated in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low price of the Common Stock on February 26, 1998 as quoted on the New York Stock Exchange Composite Tape.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS

                            MELLON BANK CORPORATION

                        5,069,403 SHARES OF COMMON STOCK

                               ($0.50 PAR VALUE)

                            ------------------------

     This Prospectus relates to 5,069,403 shares (the "Shares") of common stock, $0.50 par value ("Common Stock"), of Mellon Bank Corporation (the "Company") issued in connection with the Company's acquisition of United Bankshares, Inc. ("UBI") pursuant to a merger of UBI with and into the Company (the "Merger"), which may be offered by the selling shareholders named herein or their respective pledgees, donees, transferees or other successors in interest (individually, the "Selling Shareholder" or in the aggregate, the "Selling Shareholders") from time to time. The Company will receive no part of the proceeds from sales of the Shares offered hereby. The Shares are listed on the New York Stock Exchange ("NYSE") under the trading symbol "MEL". On March 2, 1998, the closing price of the Common Stock on the NYSE was $62.00 per share.

     The Shares may be offered for sale from time to time by the Selling Shareholders, or by certain other persons who are named in an amendment or supplement to this Prospectus, in one or more transactions described herein on the NYSE or any other securities exchange on which the Common Stock is traded, in the over-the-counter market, in one or more private transactions or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices or at negotiated prices. See "Plan of Distribution" below. The price at which any of the Shares of Common Stock may be sold, and the commissions, if any paid in connection with any such sale, may vary from transaction to transaction. It is understood that the Securities and Exchange Commission (the "Commission") may take the view that, under certain circumstances, persons effecting resales of Common Stock purchased and dealers or brokers handling such transactions may be deemed (such persons not so conceding) to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder (the "Securities Act"), with respect to such sales.

     The Company will bear all expenses incurred in connection with the offering of the Shares pursuant to this Prospectus other than underwriting discounts and commissions, brokerage fees and similar compensation.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Company's Common Stock is listed. The Commission maintains an internet site that contains reports, proxy statements and other information filed electronically by the Company with the Commission which can be accessed at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the Company's Quarterly Reports on Form 10-Q filed since December 31, 1996;
(iii) the Company's Current Reports on Form 8-K filed since December 31, 1996;
(iv) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A dated June 10, 1981, including any reports updating such description; and (v) the description of the stock purchase rights set forth in the Company's Registration Statement on Form 8-A, dated October 29, 1996, including any reports updating such description.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to Carl Krasik, Esq., Secretary and Associate General Counsel, Mellon Bank Corporation, 4826 One Mellon Bank Center, Pittsburgh, Pennsylvania 15258-0001 (telephone number 412-234-5000).

                                  THE COMPANY

     The Company is a multibank holding company incorporated under the laws of Pennsylvania in August, 1971 and registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended. Its principal direct subsidiaries are Mellon Bank, N.A., The Boston Company, Inc., Mellon Bank (DE) National Association, Mellon Bank (MD) National Association, Mellon United National Bank, Buck Consultants, Inc., and a number of companies known as Mellon Financial Services Corporation. The Company also owns a federal savings bank headquartered in Pennsylvania, Mellon Bank, F.S.B, and a California state chartered bank, 1st Business Bank. The Dreyfus Corporation, one of the nation's largest mutual fund companies, is a wholly owned subsidiary of Mellon Bank, N.A. At December 31, 1997, the Company on a consolidated basis had total assets of approximately $44.9 billion, loans net of the reserve for credit losses of approximately $28.7 billion and total shareholders' equity of approximately $3.8 billion.

     The Company's banking subsidiaries engage in retail financial services, commercial banking, trust and investment management services, residential real estate loan financing, mortgage servicing, equipment leasing, mutual fund activities and various securities-related activities. Through other subsidiaries, the Company provides a broad range of bank-related services including equipment leasing, commercial loan financing, stock transfer services, cash management, and numerous trust and investment management services. The Dreyfus Corporation serves primarily as an investment advisor, manager, and administrator of mutual funds. The Boston Company, through Boston Safe Deposit and Trust Company and other subsidiaries, engages in the business of institutional trust and custody, institutional asset management, private investment management, and banking services. Buck Consultants, Inc., a leading global benefits consulting firm, provides a broad array of pension and health and welfare actuarial services, employee benefit, compensation and human resources consulting and administrative services and total benefits outsourcing. The principal executive offices of the Company are located at One Mellon Bank Center, 500 Grant Street, Pittsburgh, Pennsylvania, and its telephone number at such address is (412) 234-5000.

                                THE ACQUISITION

     On February 2, 1998 (the "Closing Date"), the Company acquired UBI pursuant to an Agreement and Plan of Reorganization, dated as of November 24, 1997, by and among the Company, UBI, Gerald Katcher and Howard R. Scharlin (the "Agreement and Plan of Reorganization"), and an Agreement and Plan of Merger, dated as of January 30, 1998, by and among the Company, UBI, Gerald Katcher and Howard R. Scharlin (the "Merger Agreement"). In connection with the Agreement and Plan of Reorganization and Merger Agreement, UBI merged with and into the Company (the "Merger"). Pursuant to the Merger, each share of UBI common stock, par value $0.625 per share, was converted into the right to receive shares of Common Stock, or at the option of the holder, and subject to certain limitations, cash.

     Pursuant to the Agreement and Plan of Reorganization the former shareholders of UBI are entitled to certain registration rights with respect to the shares of Common Stock issued pursuant to the Merger. As a condition to consummation of the Merger, each UBI shareholder receiving any shares of Common Stock was required to enter into an agreement whereby each such shareholder agreed to abide by the transfer restrictions applicable to unregistered shares under state and federal securities laws.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock is listed and traded on the NYSE under the symbol MEL. The following table sets forth for the periods indicated the high and the low sales prices of the Common Stock, as reported on the NYSE Composite Tape, and the cash dividends declared per share for the periods indicated. Information for first quarter

1997 and prior periods has been restated to reflect the two-for-one common stock split distributed on June 2, 1997.

                                                              SALES PRICE PER SHARE   DIVIDENDS PER
                                                                HIGH         LOW          SHARE
                                                                ----         ---          -----
1996
     First Quarter..........................................  $  29.25    $  24.25        $0.28
     Second Quarter.........................................   30.0625     25.8125         0.30
     Third Quarter..........................................    30.375       25.25         0.30
     Fourth Quarter.........................................    37.375     29.9875         0.30
1997
     First Quarter..........................................  $  43.25    $  34.50        $0.30
     Second Quarter.........................................     47.25       35.75         0.33
     Third Quarter..........................................     57.75      44.875         0.33
     Fourth Quarter.........................................   64.8125      47.125         0.33
1998
     First Quarter (Through February 26)....................  $62.3125    $ 61.250        $0.33

     See the cover page of this Prospectus or of the Prospectus Supplement, if any, accompanying this Prospectus for the last sales price of the Common Stock reported on the NYSE Composite Tape as of a recent date.

     Dividends on the Common Stock will be determined in light of the Company's results of operations, financial condition, regulatory constraints and other factors deemed relevant by the Company's Board of Directors. Payments of dividends on the Common Stock are subject to any preferential rights which might be provided for regarding any outstanding preferred stock of the Company. See "Description of Capital Stock" below.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. All proceeds from the sale of Common Stock offered hereby will be for the account of the Selling Shareholders, as described below.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as of the date of this Prospectus with respect to shares of Common Stock which are covered by this Prospectus, including the name of each of the Selling Shareholders, the nature of any position, office or other material relationship that such Selling Shareholder has had within the past three years with the Company or an affiliate of the Company and the number of shares of Common Stock which each such Selling Shareholder owned as of the date of this Prospectus and the number which are covered by this Prospectus.

                           NUMBER OF SHARES OF                                 NUMBER OF SHARES OF
                            COMMON STOCK WHICH                                  COMMON STOCK WHICH
     NAME OF SELLING       MAY BE SOLD PURSUANT                                MAY BE SOLD PURSUANT
       SHAREHOLDER          TO THE PROSPECTUS     NAME OF SELLING SHAREHOLDER   TO THE PROSPECTUS
       -----------          -----------------     ---------------------------   -----------------
Ronald Ager                         6,572         Harold Kravitz                        6,572
Sally Alpert and Steven             6,018         John A. Lanzetta                    131,354
  David Alpert as
  Co-trustees of the Sol
  Alpert Irrevocable
  Trust Under Will

                           NUMBER OF SHARES OF                                 NUMBER OF SHARES OF
                            COMMON STOCK WHICH                                  COMMON STOCK WHICH
     NAME OF SELLING       MAY BE SOLD PURSUANT                                MAY BE SOLD PURSUANT
       SHAREHOLDER          TO THE PROSPECTUS     NAME OF SELLING SHAREHOLDER   TO THE PROSPECTUS
       -----------          -----------------     ---------------------------   -----------------
Walter H. Beckman, Jr.             26,270         Trustee of Sally Lebow                2,865
  Grantor Retained                                Revocable Trust Agreement
  Annuity Tr. Dtd 4/10/95                         dated September 2, 1994
  Aaron S. Podhurst(2)
  TTEE
Eliot Berg                         13,135         Donald Lefton                        52,541
Samuel Berkowitz                   13,135         David Melin                          26,270
William D. Cohen                    6,572         Alfred I. Moss and Charlene          14,807
                                                  Moss, his wife as Joint
                                                  Tenants by the Entireties
Robert A. Cronin and                7,642         Sheldon Neuman(3)                     6,562
  Millicent Cronin
Laurence Diskin                     6,572         Robert Parks                         20,077
Seymour Feldstein                  29,614         Aaron S. Podhurst(2) and             19,106
                                                  Dorothy E. Podhurst
                                                  Husband and Wife, Est. by
                                                  Entireties
Joel Friedland(2)                     143         Richard I. Furman and                42,988
                                                  Norman S. Klein, as
                                                  Trustees under the Dorothy
                                                  E. Podhurst GRAT Agreement
Richard I. and Rosemary           458,548         Richard I. Furman and                42,988
  J. Furman, husband &                            Norman S. Klein, as
  wife, est. by                                   Trustees under the Dorothy
  entireties                                      E. Podhurst GRAT Agreement
Barry R. Rose, and Aaron            9,553         Sy A. Robbins Under                   6,562
  S. Podhurst(2) as                               Revocable Trustee Agreement
  Trustees under Rosemary                         dated March 25, 1996 for
  Furman GRAT Agreement                           the benefit of Sy A.
  dated May 3, 1991                               Robbins
Barry R. Rose, and Aaron            9,553         Gerald Robins                        26,270
  S. Podhurst(2) as
  Trustees under Richard
  I. Furman GRAT
  Agreement dated May 3,
  1991
Aaron S. Podhurst(2) &             33,435         Barry Rose                           14,807
  Barry R. Rose, Trustees
  under Rosemary Furman
  GRIT Agreement dated
  May 9, 1990

                           NUMBER OF SHARES OF                                 NUMBER OF SHARES OF
                            COMMON STOCK WHICH                                  COMMON STOCK WHICH
     NAME OF SELLING       MAY BE SOLD PURSUANT                                MAY BE SOLD PURSUANT
       SHAREHOLDER          TO THE PROSPECTUS     NAME OF SELLING SHAREHOLDER   TO THE PROSPECTUS
       -----------          -----------------     ---------------------------   -----------------
Aaron S. Podhurst(2) &             33,435         Frances L. Rosenberg                  7,403
  Barry R. Rose, Trustees
  under Richard I. Furman
  GRIT Agreement dated
  May 9, 1990
Martin L. Futterman In-             7,356         David & Rebekah                         955
  tervivos Trust                                  Rosenbaum Joint Tenants
Eleanor Futterman                   7,355         Howard R. Sharlin(3)              1,828,432
  Intervivos Trust
Stanley H. Gettis                  22,210         Mrs. Lois Siegel as                  85,270
                                                  Personal Representative of
                                                  the Estate of Jay Allen
                                                  Siegel
Howard L. Goldstein                   955         Joshua Sirkin                        19,106
The HVG Family Trust III          104,940         David H. Smith                        9,553
Herschel V. Green(2)                  143         Marshall A. Weinberg                 14,807
Marshall Harris                    26,270         Sherwood Weiser(2)                   19,106
Gerald Katcher(1),(2).          1,828,441         Lawrence Wilkov                      13,135

---------

(1) This individual is an officer of Mellon United National Bank.

(2) This individual is a director of Mellon United National Bank.

(3) In addition to the above, Mr. Neuman owns 1,000 shares of Common Stock not covered by this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 400,000,000 shares of Common Stock, of which as of February 12, 1998 approximately 259,517,000 shares were issued and outstanding, and 50,000,000 shares of preferred stock, $1.00 par value (the "Preferred Stock"), which may be issued in one or more series, with such designations, preferences, limitations, voting rights, conversion privileges and other relative rights and terms as shall be set forth in resolutions adopted by the Board of Directors providing for the issuance thereof, of which as of the date of this Prospectus no shares are issued and outstanding. At the Company's 1998 Annual Meeting of Shareholders, shareholders will be asked to approve a proposal to increase the authorized number of shares of Common Stock to 800,000,000.

     The following description of the Common Stock and Preferred Stock is summarized from the relevant provisions of the Restated Articles of Incorporation of the Company, as amended (the "Articles") and the Shareholder Protection Rights Agreement, as amended (the "Rights Agreement") of the Company. For a complete statement of such provisions, reference is made to the Articles and the Rights Agreement, which are filed as Exhibits to the Registration Statement. Whenever particular provisions of any such documents or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and such statements are qualified in their entirety by such reference.

COMMON STOCK

     Voting Rights

     The holders of Common Stock are entitled to one vote for each share held by them on all matters voted upon by shareholders and are not entitled to cumulative voting rights or preemptive rights for the purchase of additional shares of any class of the Company's stock. The Board of Directors is currently comprised of 22 members serving staggered terms, approximately one-third of whom are elected at each year's annual meeting to serve a three-year term.

     Dividends

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor, subject to the rights of holders of outstanding shares of any series of Preferred Stock. Dividends on Common Stock will be determined in light of the Company's results of operations, financial condition, regulatory constraints and other factors deemed relevant by the Company's Board of Directors.

     Rights Upon Liquidation

     In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of Common Stock would be entitled to share ratably in all assets remaining after payments to all creditors and payments required to be made in respect of all outstanding shares of any series of Preferred Stock. See "Preferred Stock" below.

     Neither the consolidation or merger of the Company into or with another corporation or corporations, nor the sale, lease or exchange of all or substantially all of the Company's assets or the distribution to the shareholders of the Company of all or substantially all of the consideration for such sale, unless such consideration (apart from assumption of liabilities) or the net proceeds thereof consists substantially or entirely of cash, shall be deemed a liquidation, dissolution or winding up of the Company.

     Shareholder Protection Rights Agreement

     The Company has adopted a Shareholder Protection Rights Agreement under which each holder of shares of Common Stock on October 15, 1996 or issued thereafter receives one right (a "Right") for each share of Common Stock (the "Voting Stock") held. The Rights are currently represented by the certificates for, and trade only with, the Voting Stock. The Rights would separate from the Voting Stock and become exercisable only if a person or group acquires 15% or more of the voting power of the Voting Stock or ten days after a person or group commences a tender offer that would result in ownership of 15% or more of such voting power. At that time, each Right would entitle the holder to purchase for $112.50 (the "exercise price") one one-hundredth of a share of participating preferred stock, which is designed to have economic and voting rights generally equivalent to one share of common stock. Should a person or group actually acquire 15% or more of the Common Stock, each Right held by the acquiring person or group (or their transferees) would become void, and each Right held by the Company's other shareholders would entitle those holders to purchase for the exercise price a number of shares of the Common Stock having a market value of twice the exercise price. Should the Company, at any time after a person or group has become a 15% beneficial owner and acquired control of the Company's board of directors, be involved in a merger or similar transaction with any person or group or sell assets to any person or group, each outstanding Right would then entitle its holder to purchase for the exercise price a number of shares of such other company having a market value of twice the exercise price. In addition, if any person or group acquires 15% or more of the Common Stock, the Company may, at its option and to the fullest extent permitted by law, exchange one share of Common Stock for each outstanding Right. The Rights are not exercisable until the above events occur and will expire on October 31, 2006, unless earlier exchanged or redeemed by the Company. The Company may redeem the Rights for $.005 per Right under certain circumstances.

     The existence of the Shareholder Protection Rights Agreement could make it more difficult for a third party to acquire control of the Company than would be the case if the Company had no such Agreement.

     Miscellaneous

     The outstanding shares of Common Stock are fully paid and are not subject to further call or assessment. The Common Stock does not have any sinking fund, conversion or redemption provision applicable thereto. There is no restriction in the Restated Articles of Incorporation of the Company on the repurchase of shares of Common Stock by the Company with funds legally available therefor.

     Under Pennsylvania law, the Company may not at any time engage, except in certain instances, in any business combination with any interested shareholder (a beneficial owner of more than 20% of the outstanding stock entitled to elect directors or an affiliate or associate of the Company who at any time within the previous five years was the beneficial owner of more than 20% of the outstanding stock entitled to elect directors, excluding, in each case, shares held continuously since January 1, 1983) of the Company other than a business combination (i) approved by the Board of Directors of the Company prior to the interested shareholder's share acquisition date (or where the interested shareholder's acquisition of shares was previously approved), (ii) approved by the affirmative vote of all of the holders of the outstanding Common Stock,
(iii) approved by holders of a majority of the voting shares (excluding the shares held by the interested shareholder or any associate or affiliate thereof) at a meeting called for such purpose, no earlier than three months after the interested shareholder becomes the beneficial owner of at least 80% of the Company's voting shares if the consideration payable to shareholders of the Company in the business combination complies with certain fair price conditions specified by Pennsylvania law, (iv) approved by a majority of the votes of the shareholders entitled to vote (excluding the shares held by the interested shareholder or any associate or affiliate thereof) at a meeting called for such purpose not earlier than five years after the interested shareholder's share acquisition date or (v) approved by a majority of the votes of the shareholders entitled to vote at a meeting called for such purpose not earlier than five years after the interested shareholder's share acquisition date, if the business combination complies with certain fair price conditions specified by Pennsylvania law. The statute does not apply to business combinations with an interested shareholder who was the beneficial owner of at least 15% of the voting stock of the Company on March 23, 1988 and remains so to the share acquisition date of the interested shareholder.

     Pennsylvania law requires any person who acquires the direct or indirect power to control the vote of at least 20% of the outstanding voting interests in a Pennsylvania corporation (a "Control Person"), such as the Company, to pay any other shareholder who exercises his rights under such law an amount equal to the fair value of the voting shares held by such other shareholder as of the date of the transaction pursuant to which the Control Person gained such control.

     The Common Stock is currently listed and is traded on the NYSE, including the shares of Common Stock offered hereby.

     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

     Shares Outstanding

     The authorized capital stock of the Company includes 400 million shares of Common Stock. At the Company's 1998 Annual Meeting of Shareholders, the shareholders will be asked to approve a proposal to increase the authorized number of shares of Common Stock to 800,000,000. As of February 12, 1998, there were issued and outstanding approximately 259,517,000 shares of Common Stock. As of that date, the Company had reserved or designated for issuance approximately an additional 31,848,000 shares of Common Stock primarily for various stock option and other employee benefit incentive plans and the Company's Direct Stock Purchase and Dividend Reinvestment Plan.

     The Company's Board of Directors may issue authorized shares of the Common Stock without shareholder approval to such persons and for such consideration as the Company's Board of Directors may determine in connection with acquisitions by the Company or for other corporate purposes, unless shareholder approval is required by the rules of any stock exchange on which the Company's securities may then be listed.

PREFERRED STOCK

     In addition to the authorized shares of Common Stock, the authorized capital stock of the Company includes 50 million shares of Preferred Stock, par value $1.00 per share, issuable in one or more series with such terms and at such times and for such consideration as the Board of Directors of the Company determines. The Company may amend from time to time its Articles to increase the number of authorized shares of Preferred Stock. Any such amendment would require the affirmative vote of a majority of the votes cast by all holders of the outstanding shares of Common Stock. As of the date of this Prospectus there were no shares of Preferred Stock outstanding.

     Preference

     Generally, any shares of Preferred Stock outstanding will have preference over and will be senior to the rights of the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation or dissolution of the Company.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or other securities exchanges on which the Shares are traded, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at negotiated prices or at fixed prices. The Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at the time of sale, (ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account, (iv) an exchange distribution in accordance with the rules of any such exchange, and (v) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Shareholders and any broker or dealer that participates in the distribution of Shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of Shares positioned by a broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. In the event a Selling Shareholder engages an underwriter in connection with the sale of the Shares, to the extent required, a Prospectus Supplement will be distributed, which will set forth the number of Shares being offered and the terms of the offering, including the names of the underwriters, any discounts, commissions and other items constituting compensation to underwriters, dealers or agents, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

     In connection with distributions of the Common Stock or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell Common Stock short and redeliver the Shares to close out such short positions. The Selling Shareholders also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the Common Stock offered hereby, which Common Stock such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended, to the extent required, to reflect such transaction). The Selling Shareholders also may pledge the Shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Common Stock pursuant to this Prospectus (as supplemented or amended, to the extent required, to reflect such transaction).

     In addition, the Selling Shareholders may from time to time sell Shares in transactions under Rule 144 under the Securities Act.

     Pursuant to the Agreement and Plan of Reorganization, the Company agreed to use its best efforts to complete the following actions as soon as practicable after the Closing Date at its expense: (i) to prepare and file with the Commission a registration statement with respect to all shares of Common Stock which may be issuable to the shareholders of UBI under the Agreement and Plan of Reorganization; (ii) to cause such registration statement to become effective within 90 days of the Closing Date to register the shares of Common Stock issued to the holders of UBI common stock pursuant to the Merger for resale by such holders; and (iii) to maintain the effectiveness of such registration statement until the earlier of (a) the former UBI shareholders' disposition of all such registered shares or (b) the former UBI shareholders being able to dispose of all such registered shares pursuant to Rule 144. Pursuant to the Agreement and Plan of Reorganization, the Company agreed to bear all expenses incurred in connection with the registration and qualification of the shares registered. In addition, the Company and each shareholder of UBI is required under the Agreement and Plan of Reorganization, to enter into a customary form of indemnification agreement to indemnify and hold each other harmless against any liability in connection with the registration statement prepared in connection with registering the shares of Common Stock issued in the Merger.

     Until such time as the registration statement is filed with the Commission and declared effective, the resale of the shares of Common Stock received by the shareholders of UBI in the Merger is not permitted, except in reliance upon an appropriate exemption under the Securities Act. As a condition to consummation of the Merger, each UBI shareholder receiving Shares entered into a Share Restriction Agreement whereby such shareholder agreed to abide by the transfer restrictions applicable to unregistered shares under state and federal securities laws.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Shares offered hereby have been passed upon for the Company by Carl Krasik, Associate General Counsel and Secretary for the Company. Mr. Krasik also is a shareholder of the Company and one of its subsidiaries and holds options to purchase additional shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's 1996 Annual Report on Form 10-K as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon incorporated therein and herein by reference. Such consolidated financial statements are incorporated herein in reliance upon such report of KPMG Peat Marwick LLP. Audited financial statements to be included in subsequently filed documents will be incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, or such other auditing firm which may have audited such financial statements (to the extent covered by consents filed with the Commission), and upon the authority of said firm as experts in auditing and accounting.

                       CERTAIN FORWARD-LOOKING STATEMENTS

     From time to time, the Company may communicate in oral or written form statements relating to the future results of the Company that may be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may relate to, among other things, the Year 2000 project, loan loss reserve adequacy, simulation of changes in interest rates and litigation results. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within the Company's markets, equity and fixed income market fluctuations, personal and corporate customers' bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological change, changes in law, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required as well as other risks and uncertainties detailed from time to time in the filings of the Company with the Commission.

===============================================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
Available Information................    2
Incorporation of Certain Documents by
  Reference..........................    2
The Company..........................    3
The Acquisition......................    3
Price Range of Common Stock and
  Dividends..........................    3
Use of Proceeds......................    4
Selling Shareholders.................    4
Description of Capital Stock.........    6
Plan of Distribution.................    9
Legal Matters........................   10
Experts..............................   10
Certain Forward-Looking Statements...   10

===============================================================================


===============================================================================

                                5,069,403 SHARES

                                  MELLON BANK
                                  CORPORATION

                                  COMMON STOCK

                           -------------------------

                                   PROSPECTUS

                           -------------------------
                                 MARCH   , 1998

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses of the Registrant in connection with the issuance and distribution of the Registrant's Common Stock are as follows:

Securities and Exchange Commission registration fee.........    $ 92,392.25
Transfer Agent and Registrar Fees...........................    $  1,000.00
Accounting fees and expenses................................    $  5,000.00
Printing....................................................    $  3,500.00
Legal fees and expenses.....................................    $ 10,000.00
Listing Fees................................................    $         0
Other.......................................................    $  3,000.00
                                                                -----------
     Total Expenses.........................................    $114,892.25

No expenses are to be borne by the Selling Shareholders.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Articles of Incorporation, as amended, of the Corporation (the "Articles") provide that, except as prohibited by law, every director and officer of the Corporation shall be entitled as of right to be indemnified by the Corporation against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Corporation or otherwise, in which such person may be involved (subject to certain limitations in the case of actions by such person against the Corporation) by reason of such person being or having been a director or officer of the Corporation or serving or having served at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another entity. The Articles also give to indemnitees the right to have their expenses in defending such actions paid in advance by the Corporation, subject to any obligation imposed by law or otherwise to reimburse the Corporation in certain events. The Corporation has entered into an indemnity agreement (the "Indemnity Agreement") with each director and certain of its officers which provides a contractual right to indemnification against such expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses and contains additional provisions regarding determination of entitlement, defense of claims, rights of contribution and other matters.

     The Pennsylvania Business Corporation Law permits a corporation to indemnify its directors and officers, and to pay their expenses in advance, subject to certain limitations and exceptions. The specific indemnity provisions, which are by their terms not intended to be exclusive, are, in general, not as broad as the provisions of the Articles and the Indemnity Agreement. However, one provision would preclude indemnification in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, and another provision requires that advances of expenses may be made by a corporation only upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

     The Corporation has purchased liability insurance policies covering its directors and officers to insure against claims arising out of certain alleged wrongful acts on the part of such directors and officers and against claims arising out of certain alleged breaches of fiduciary duty under the Employee Retirement Income Security Act of 1974 on the part of such directors and officers.

     Article Seventh of the Articles and Article Two of the Corporation's By-Laws, as amended, both adopted by the shareholders of the Corporation at their annual meeting on April 20, 1987, further provide that, to the fullest extent that the laws of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the Corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. The Pennsylvania Business Corporation Law provides that whenever the by-laws of a corporation by a vote of the shareholders so provide, a director shall not be personally liable for monetary damages as such for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under the standard of care and justifiable reliance specified in the Act and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not apply to (i) responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for payment of taxes.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference herein as part of this Registration Statement:

 NUMBER                             DESCRIPTION
 ------                             -----------
 4.1        Mellon Bank Corporation's Restated Articles of
            Incorporation, as amended and restated on September 2, 1993
 4.2        Amendment of April 26, 1997 to Mellon Bank Corporation's
            Restated Articles of Incorporation
 4.3        Amendment of September 26, 1997 to Mellon Bank Corporation's
            Restated Articles of Incorporation
 4.4        Mellon Bank Corporation's By-Laws, as amended, effective
            September 16, 1997
 4.5        Mellon Bank Corporation's Shareholder Protection Rights
            Agreement
 4.6        Amendment No. 1, dated as of June 2, 1997, to Shareholder
            Protection Rights Agreement
 5.1        Opinion of Carl Krasik, Esq., as to the legality of the
            Common Stock
23.1        Consent of Carl Krasik, Esq. (included in Exhibit 5.1)
23.2        Consent of KPMG Peat Marwick LLP
24.1        Power of Attorney

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provision or arrangement whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH, COMMONWEALTH OF PENNSYLVANIA, ON MARCH 5, 1998.

                                          MELLON BANK CORPORATION
                                          (REGISTRANT)

                                          BY:         FRANK V. CAHOUET
                                              ----------------------------------
                                                      Frank V. Cahouet
                                                  Chairman, President and
                                                  Chief Executive Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 5, 1998:

                                          By:        STEVEN G. ELLIOTT
                                              ----------------------------------
                                                     Steven G. Elliott
                                              Principal Financial Officer and
                                                Principal Accounting Officer

FRANK V. CAHOUET, DIRECTOR AND PRINCIPAL EXECUTIVE OFFICER; DWIGHT L. ALLISON, JR., DIRECTOR; BURTON C. BORGELT, DIRECTOR; CAROL R. BROWN, DIRECTOR; CHRISTOPHER M. CONDRON, DIRECTOR; J.W. CONNOLLY, DIRECTOR; CHARLES A. CORRY, DIRECTOR; C. FREDERICK FETTEROLF, DIRECTOR; IRA J. GUMBERG, DIRECTOR; PEMBERTON HUTCHINSON, DIRECTOR; GEORGE W. JOHNSTONE, DIRECTOR; ROTAN E. LEE, DIRECTOR; ANDREW W. MATHIESON, DIRECTOR; EDWARD J. MCANIFF, DIRECTOR; MARTIN G. MCGUINN, DIRECTOR; ROBERT MEHRABIAN, DIRECTOR; SEWARD PROSSER MELLON, DIRECTOR; DAVID S. SHAPIRA, DIRECTOR; W. KEITH SMITH, DIRECTOR; JOAB L. THOMAS, DIRECTOR; WESLEY W. VON SCHACK, DIRECTOR; WILLIAM J. YOUNG, DIRECTOR.

                                          By:           CARL KRASIK
                                              ----------------------------------
                                                        Carl Krasik
                                                      Attorney-in-Fact

                                 EXHIBITS INDEX

 NUMBER                   DESCRIPTION                             METHOD OF FILING
 ------                   -----------                             ----------------
 4.1        Mellon Bank Corporation's Restated         Previously filed as Exhibit 3.1 to
            Articles of Incorporation, as amended      Annual Report on Form 10-K for the year
            and restated on September 2, 1993          ended December 31, 1993 and
                                                       incorporated herein by reference
 4.2        Amendment of April 26, 1997 to Mellon      Previously filed as Exhibit 3.2 to
            Bank Corporation's Restated Articles of    Registration Statement on Form S-4
            Incorporation                              (333-27945) and incorporated herein by
                                                       reference
 4.3        Amendment of September 26, 1997 to         Previously filed as Exhibit 4.3 to
            Mellon Bank Corporation's Restated         Registration Statement on Form S-3
            Articles of Incorporation                  (333-38213) and incorporated herein by
                                                       reference
 4.4        Mellon Bank Corporation's By-Laws, as      Previously filed as Exhibit 4.4 to
            amended, effective September 16, 1997      Registration Statement on Form S-3
                                                       (333-38213) and incorporated herein by
                                                       reference
 4.5        Mellon Bank Corporation's Shareholder      Previously filed as Exhibit 1 to Form
            Protection Rights Agreement                8-A Registration Statement (File No.
                                                       1-7410) dated October 29, 1996, and
                                                       incorporated herein by reference
 4.6        Amendment No. 1, dated as of June 2,       Previously filed as Exhibit 4.1 to
            1997, to Shareholder Protection Rights     Quarterly Report on Form 10-Q for the
            Agreement                                  quarterly period ended June 30, 1997
 5.1        Opinion of Carl Krasik, Esq., as to the    Filed herewith
            legality of the Common Stock
23.1        Consent of Carl Krasik, Esq. (included     Filed herewith
            in Exhibit 5.1)
23.2        Consent of KPMG Peat Marwick LLP           Filed herewith
24.1        Power of Attorney                          Filed herewith